Exhibit 10.11

THIRD AMENDED AND RESTATED INTERCOMPANY SERVICES AGREEMENT

THIS THIRD AMENDED AND RESTATED INTERCOMPANY SERVICES AGREEMENT (this “Agreement”), effective as of April 1, 2019, is made and entered into by and between Intercontinental Exchange Holdings, Inc., a Delaware corporation (“ICE”), and Bakkt Holdings, LLC, a Delaware limited liability company, and its subsidiaries (“Recipient”). ICE and Recipient are sometimes referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, ICE and Recipient entered into that Amended and Restated Intercompany Services Agreement, effective April 1, 2019 (the “First Amendment”) and amended on December 17, 2019 (the “Second Amendment”), pursuant to which ICE agreed to provide to Recipient, and Recipient agreed to obtain from ICE, certain Services (as such term is defined herein) relating to the operation of Recipient’s business; and

WHEREAS, ICE and Recipient wish to amend and restate the Second Amendment in its entirety and to enter into this Agreement, in order to set forth their binding agreement as to the Services;

NOW THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SERVICES TO BE PROVIDED BY ICE

Section 1.1 Services. As used herein, the term “Services” shall have the meaning ascribed in this Section 1.1 and shall include any and all additional services as specified pursuant to Section 1.5. During the term of this Agreement, ICE shall provide or shall cause others to provide to Recipient some or all of the services set forth on Exhibit A (the “Services”). ICE agrees to use commercially reasonable efforts in the performance of the Services hereunder.

Section 1.2 Time and Place of Performance. ICE shall provide the Services at such place or places and during such times as the Parties mutually agree may be necessary or appropriate.

Section 1.3 Nonexclusive Service. The Parties acknowledge and agree that nothing contained in this Agreement shall confer upon Recipient an exclusive right to services performed by ICE.

Section 1.4 Licenses, Approvals and Permits. ICE agrees that it shall use commercially reasonable efforts to obtain and maintain all applicable licenses, approvals and permits required in connection with performing its duties and obligations hereunder and shall at all times comply with the terms and conditions of such permits, approvals and licenses; provided, however, that Recipient shall be responsible for paying any and all costs, expenses and fees associated with obtaining such licenses, approvals and permits.

Section 1.5 Additional Services. From time to time during the term of this Agreement, the Parties acknowledge that Recipient may request that ICE provide additional services to Recipient. The Parties shall negotiate with one another in good faith to reach written agreement on the scope and terms of such additional services. If the Parties agree in writing to the scope and terms of such additional services, such additional services shall be deemed to be a part of Exhibit A.

Section 1.6 Obligations of Recipient. Recipient shall (i) provide ICE with such direction and instructions relating to the Services as is necessary or appropriate; (ii) comply with all reasonable requests for instructions which ICE may make in order to perform the Services hereunder; and (iii) notify ICE of any additional services, or request for change in services currently rendered, sufficiently in advance to allow ICE reasonable time to accommodate such requests.

ARTICLE 2

FEES

Section 2.1 Fees. In consideration of the Services to be provided by ICE to Recipient under this Agreement, Recipient shall pay to ICE the fees as set forth on Exhibit D hereto (the “Fees”). From time to time the Parties shall evaluate the Fees and adjust as necessary to reflect an arm’s length amount.

Section 2.2 Payment of Fees. Recipient shall deliver or cause to be delivered to ICE the Fees within thirty (30) days following the end of any calendar month during which ICE provides the Services. The annual Fees shall be pro-rated on a daily basis for any partial year.

ARTICLE 3

TERM; TERMINATION; EFFECT OF TERMINATION

Section 3.1 Term. This Agreement shall be effective commencing on the date first indicated above and shall remain in full force and effect until the earlier to occur of (i) five (5) years after the date first written above, or (ii) the date on which this Agreement is terminated in accordance with this Article 3.

Section 3.2 Early Termination. Recipient may terminate (i) this Agreement by the giving of sixty (60) days’ advance written notice to ICE, or (ii) any one (1) or more of the individual Services without advance written notice to ICE.

Section 3.3 Termination for Bankruptcy or Material Breach. Either Party may terminate this Agreement immediately in the event that the other Party (i) becomes bankrupt, ceases to carry on its business or becomes unable to pay its debts as they become due or (ii) is in material breach of any provision of this Agreement and, if such breach is capable of remedy, has failed to cure such breach within thirty (30) days following receipt of notice thereof.

Section 3.4 Effect of Termination. Upon the termination of this Agreement, all rights and obligations of each Party under this Agreement shall immediately thereafter cease; provided, however, that the provisions of this Section 3.4, Article 4, Article 5, Article 6 and Article 7 shall survive any termination of this Agreement, and further provided, that the payment obligations under Article 2 shall survive any termination of this Agreement if, and to the extent, any Fees have accrued or are otherwise due and owing from Recipient to ICE as of the date of termination of this Agreement.

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ARTICLE 4

CONFIDENTIALITY

Section 4.1 Confidentiality by Recipient. Recipient covenants to ICE that Recipient shall, and shall cause its affiliates, to keep secret and maintain in confidence any confidential and proprietary information and data of ICE that is obtained or used in connection with the performance of the Services hereunder.

Section 4.2 Confidentiality by ICE. ICE covenants to Recipient that ICE shall, and shall cause its affiliates to, keep secret and maintain in confidence any confidential and proprietary information and data of Recipient that is obtained or used in connection with the performance of the Services hereunder.

ARTICLE 5

INDEMNIFICATION

Section 5.1 Indemnification by ICE. ICE and each of its successors and assigns, jointly and severally, hereby agree to indemnify Recipient and its successors and assigns against, and agree to hold them harmless from, any and all claims, losses, liabilities, damages (including fines, penalties and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) incurred or suffered by Recipient and/or its successors and assigns arising out of or in connection with breach by ICE of any covenant, representation, warranty or obligation of ICE under this Agreement or performance by ICE of the Services under this Agreement.

Section 5.2 Indemnification by Recipient. Recipient and each of its successors and assigns, jointly and severally, hereby agree to indemnify ICE and its successors and assigns against, and agree to hold them harmless from, any and all claims, losses, liabilities, damages (including fines, penalties and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees) incurred or suffered by ICE and/or its successors and assigns arising out of or in connection with Recipient’s breach of any covenant, representation, warranty or obligation of Recipient under this Agreement.

ARTICLE 6

BOOKS AND RECORDS

Section 6.1 Books and Records. ICE shall create and maintain complete and accurate books and records in connection with the provision of the Services in this Agreement, and upon reasonable notice from Recipient or a regulator of Recipient, shall make available for inspection and copy by agents of Recipient’s agents or the applicable regulator, as the case may be, such books and records during reasonable business hours.

ARTICLE 7

MISCELLANEOUS

Section 7.1 Notices. All notices, communications and deliveries hereunder shall be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by electronic transmission (“e-mail”) or sent by registered or certified mail (return receipt requested) or by any international overnight courier service (with postage and other fees prepaid) as follows:

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If to Recipient:	Bakkt Holdings, LLC
Attn: Marc D’Annunzio
5660 New Northside Drive NW
Atlanta, Georgia 30328
E-mail: legal-notices@bakkt.com

If to ICE:	Intercontinental Exchange Holdings, Inc.
Attention: General Counsel
5660 New Northside Drive NW
Atlanta, Georgia 30328
E-mail: legal-notices@theice.com

or to such other address or to such other person or persons designated in writing by such Party, as the case may be. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person or sent by registered or certified mail, (b) on the first day other than a Saturday or Sunday on which a party is open for business (each, a “Business Day”) after delivery to an international overnight courier service, or (c) upon transmission of the e-mail if receipt is confirmed.

Section 7.2 Exhibits. All exhibits hereto are hereby incorporated into this Agreement and made a part hereof as if set out in full in this Agreement.

Section 7.3 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one (1) and the same Agreement.

Section 7.4 Applicable Law. The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 7.5 Amendments. This Agreement may not be amended except by an instrument in writing signed by the duly authorized representative of each of the Parties.

Section 7.6 Entirety of Agreement. The provisions of this Agreement set forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersede all prior agreements, oral or written, and all other prior communications between the Parties relating to the subject matter hereof.

Section 7.7 No Assignment. Except as expressly permitted under this Agreement, no Party may assign any of its rights or obligations hereunder to any other party without the prior written consent of the other Party. Any attempted assignment of this Agreement in violation of this Section 7.7 shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein express or implied shall give or be construed to give to any party, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 7.9 No Agency or Partnership. Nothing in this Agreement will create, or will be deemed to create, a partnership or the relations of principal and agent or of employer and employee between the Parties. Except for provisions herein expressly authorizing one Party to act for another, this Agreement shall not constitute any Party as a legal representative or agent of any other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, expressed or implied, against or in the name or on behalf of any other Party unless otherwise expressly permitted by such Party.

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IN WITNESS WHEREOF, the undersigned have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

INTERCONTINENTAL EXCHANGE HOLDINGS, INC.

By:	/s/ Scott A. Hill
Name: Scott A. Hill
Title: Chief Financial Officer

BAKKT HOLDINGS, LLC

By:	/s/ David C Clifton
Name: David C Clifton
Title: CEO

[Signature Page to Intercompany Services Agreement]

EXHIBIT A

SERVICES

Section 1. Administrative/Management Services. ICE and/or its affiliates shall provide Recipient with assistance with general administrative (i.e., transition-type services) and management functions.

Section 2. Accounting Services. ICE shall (or shall cause a third party to) provide accounting services to Recipient including, but not limited to, recording and maintaining Recipient’s business transactions in a separate general ledger (including accounts payable, accounts receivable, inventory and fixed assets, all in accordance with U.S. generally accepted accounting principles) and assistance with any invoicing, management of accounts payable, account reconciliations, financial statement preparation and management and/or external reporting, including through transition to Recipient.

Section 3. Tax Services. ICE shall (or shall cause a third party to) provide tax services to Recipient, including but not limited to, administering Recipient’s tax reporting requirements; preparation of tax returns (including, but not limited to, federal and state income tax returns, and franchise tax returns required to be filed); preparation of business license registrations and renewals; preparation of financial statement disclosures and calculation of tax provisions for financial statement purposes; conducting negotiations with tax authorities as necessary; providing tax research, planning and consulting services as requested by Recipient.

Section 4. Corporate Record-Keeping Services. ICE shall maintain all historical tax, accounting and payroll records relating to Recipient, until such time as such records shall be disposed of in accordance with applicable legal requirements and Recipient’s normal record disposition policies.

Section 5. Insurance Services. ICE shall cause the business, properties and assets of Recipient to be insured in such amount and on such terms as are customary for businesses such as Recipient, including public liability, employer’s liability, terrorist, directors’ and officers’ and errors and omissions insurance for Recipient, as well as travel insurance covering Recipient’s employees.

Section 6. Payroll Services. ICE shall (or shall cause a third party to) provide Recipient with payroll services, including, but not limited to, processing salary payments and other payroll tax filings; assistance with any required regulatory compliance in connection with any payroll services; administration of corporate cards; and maintenance of Recipient employee database and payroll records.

Section 7. Human Resources Services. ICE and/or its affiliates shall provide to Recipient services requested by Recipient relating to the hiring, promotion, termination and development of Recipient’s employees, including preparation of employment contracts, procurement of medical insurance and establishment of employee pension arrangements.

Section 8. Technology Services. ICE will provide the following technology services, all of which will be provided in accordance with Exhibit B:

a. continued technology maintenance and updates related to operation of the warehouse hardware and software infrastructure;

b. information security implementation and monitoring services in an effort to better ensure security of warehoused digital assets;

c. training for Recipient’s staff in the operation of the hardware and software provided;

d. provisioning and support of a spot market platform, including but not limited to software for front end trading applications, operation of the platform, internal reporting, risk management and trade compliance alert systems, and 24/7 market supervision services; and

e. hardware/software support of ICE managed workstations (PC/Macs) used by Recipient’s employees for access to Recipient’s systems located in ICE datacenters.

Section 9. Legal Services. ICE shall (or shall cause a third party to) provide advice on business-related and other corporate legal matters, including, but not limited to, negotiations and preparation of documents and agreements; assistance with UCC filings; drafting, reviewing and assistance with execution of all legal documents and contracts; and coordination of defense for any civil or criminal litigation arising from Recipient’s regular business operations.

Section 10. Treasury and Banking Services. ICE and/or its affiliates shall provide to Recipient the services necessary to handle all treasury and banking matters, including, but not limited to, cash management services; assistance and advice relating to investments; and assistance in bank account management.

Section 11. Data Center Services. ICE shall provide data center services, including technical support services, requested by Recipient (the “Data Center Services”). Such services shall be provided in a professional and workmanlike manner and in accordance with Exhibit C; and, in any event, the Data Center Services shall be provided in a manner consistent with the means that ICE provides such services to its affiliate regulated exchanges.

Section 12. Operations Services. ICE shall provide operational services, including technical support services, which shall include but not be limited to implementation and operation of the withdrawal process related to removal of digital assets from frozen, cold and hot wallets, in a manner consistent with Recipient’s policies and procedures which may be amended from time to time.

Section 13. Help Desk Services. ICE shall provide Help Desk services in a professional and workmanlike manner and, in any event, in a manner consistent with the means that ICE provides such services to its affiliate regulated exchanges.

Section 14. Real Estate Services. ICE shall provide such real estate services, including office space in various locations, as requested by Recipient and agreed by ICE from time to time.

Section 15. Transition Services. ICE will provide Recipient with continued access to systems and assist with transitioning respective system-related data to Recipient-managed systems, including but not limited to the specific actions detailed below, in each case as reasonably necessary for Recipient’s transition from ICE’s services by Recipient’s desired transition date:

a.

ICE will support access to ICE email for active Recipient users until Recipient transitions to a Recipient-managed email system, at which point ICE will export email in .PST format for all active Recipient users and provide to Recipient via secure medium (secure external disc or via secure internet facing repository);

b.

ICE will provide access to Recipient data (user and department level) until Recipient transitions to Recipient-managed data repositories, at which point ICE will export user/department data as well as Recipient data located on ICE intranet via secure medium (secure external disc or via secure internet facing repository);

c.

ICE will allow Recipient to port user desk and external customer facing (800) numbers where possible. This includes all telephone numbers generated specifically for Recipient. ICE main/general helpdesk/client services numbers are excluded;

d.

ICE will allow continued use of ICE workstations as needed by Recipient staff for accessing systems only accessible via ICE managed endpoint. Recipient must remove/delete all ICE intellectual property and reimage workstations immediately once hardware is no longer used for accessing ICE systems;

e.	ICE will assist in transitioning Recipient Azure tenant including billing. ICE will maintain billing arrangements currently in place until Azure tenant is transitioned to Recipient.

f.	ICE will allow continued access/use of Webex, the ICE managed audio/video conferencing platform, until Recipient has transitioned to a like solution;

g.

ICE will continue providing access to ICE managed chat platforms (Skype for Business and Slack) for active Recipient users. ICE will assist with transitioning Recipient Slack tenant on Slack’s renewal anniversary date; and

h.	ICE will maintain on Recipient’s behalf records with respect to the Services as necessary to comply with statutory requirements for the maintenance of such records.

EXHIBIT B

TECHNOLOGY SERVICES

1. DEFINITIONS.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement of which this Exhibit B forms a part. In Exhibit B to the Agreement, the following terms shall have the following meanings:

•	“Access Code” means numbers or symbols that are controlled by ICE that permit authorized Recipient users to gain access to ICE Hardware & Software.

•	“Availability” shall mean time when ICE Hardware & Software and/or Support Services, respectively, are functioning in a normal manner.

•	“ICE Hardware & Software” means the ICE hardware and software provided hereunder, including the warehouse hardware and software infrastructure.

•

“Problem” means any defect, error or failure in the performance of Support Services in accordance herewith or any delay, outage, operational failure or malfunction with respect to ICE Hardware & Software that has occurred and has not yet been resolved in accordance herewith.

•	“Problem Management” means the agreed procedures for providing support and problem resolutions services to Recipient.

•

“Support Services” mean the services to be provided by ICE under this Exhibit B, including (i) continued technology maintenance for and updates to ICE Hardware & Software, (ii) information security implementation and monitoring services, (iii) training Recipient’s staff in the operation of ICE Hardware & Software, and (iv) support and maintenance related to the aforementioned (i) - (iii).

•	“System Outage” shall mean an interruption so comprehensive or widespread that all ICE Hardware & Software must be disabled for its users.

2. SERVICES, PERFORMANCE AND REPORTING.

2.1 ICE will provide ongoing assistance to Recipient to maintain Availability of ICE Hardware & Software and Support Services. ICE will be responsible for providing the following Level I, Level II and Level III Services (without limitation):

i.	Level I - Addressing any question regarding set-up, content permissions and the use and functioning of ICE Hardware & Software.

ii.

Level II - Maintaining Availability of ICE Hardware & Software that functions in a commercially acceptable manner, providing Access Codes, assistance with connecting to ICE Hardware & Software and general assistance with accessing and using ICE Hardware & Software and/or Support Services, respectively.

iii.	Level III - Detecting, managing and resolving all Problems in accordance herewith.

3. PROBLEM MANAGEMENT.

The Level III Services and required response time applicable thereto with respect to a particular Problem will depend on the severity of the Problem, to be determined in accordance with the following:

3.1 Priority 1 - Critical

a. Definition. A problem is deemed to have an urgency/impact of critical and classified as Priority 1 when a failure or defect of ICE Hardware & Software or Support Services prevents Recipient from accessing and/or using that portion of ICE Hardware & Software and/or Support Services, respectively, devoted to Recipient’s activities.

b. Notification. ICE will notify the designated Recipient contact(s) of Priority 1 issues within fifteen (15) minutes of the issue start time; frequency of incident communications should be every thirty (30) minutes.

c. Resolution. ICE will use its best and commercially reasonable efforts to resolve Priority 1 issues as soon as is reasonably and practicably possible with the goal of resolving critical issues within four (4) hours.

d. Within three (3) days of any System Outage, ICE shall provide Recipient management with a summary of the reason for the outage and steps taken to prevent a recurrence. Any System Outage information shared with Recipient senior management for the purposes of this Agreement shall be considered strictly confidential.

3.2 Priority 2 - High

a. Definition. A Problem is deemed to have an urgency/impact of high and classified as Priority 2 when a failure or defect of ICE Hardware & Software and/or Support Services, respectively, causes partial failure of Recipient’s activities and there is an acceptable work-around that enables the continued operation of that portion of ICE Hardware & Software and/or Support Services, respectively, devoted to Recipient’s activities.

b. Notification. ICE will notify the designated Recipient contact(s) of Priority 2 issues within thirty (30) minutes of the issue start time; frequency of incident communications should be every two (2) hours.

c. Resolution. ICE will use its best and commercially reasonable efforts to resolve Priority 2 issues as soon as is reasonably and practicably possible with the goal of resolving Priority 2 issues within eight (8) hours.

3.3 Priority 3 - Medium

1. Definition. A problem is deemed to have an urgency/impact of medium and classified as Priority 3 when a failure or defect affects the operation of ICE Hardware & Software, Support Services, and/or the Recipient’s activities, respectively, but does not require a work-around to enable the continued operation of such ICE Hardware & Software, Support Services, and/or Recipient’s activity, respectively.

2. Notification. ICE will notify the designated Recipient contact(s) of Priority 3 issues within four (4) hours of the issue start time; frequency of incident communications should be every eight (8) hours.

3. Resolution. ICE will use its best and commercially reasonable efforts to resolve Priority 3 issues as soon as is reasonably and practically possible with the goal of resolving Priority 3 issues within three (3) business days.

4. SUPPORT SERVICES.

4.1 Continued Technology Maintenance and Updates. Recipient understands that ICE maintains and makes, and shall make, frequent upgrades and improvements to ICE Hardware & Software and that, with the exception of changes that have a material adverse effect on the Recipient, ICE shall have no obligation to notify Recipient of these changes or obtain Recipient’s approval.

4.2 Disaster Recovery.

a. ICE, as part of its Support Services, will maintain a disaster recovery system for ICE Hardware & Software that will ensure full service of ICE Hardware & Software is restored within the same timeframe as for ICE itself.

b. Recipient and ICE will jointly plan and execute annual disaster recovery tests.

4.3 Security. ICE shall operate and maintain ICE Hardware & Software at a secured location. ICE shall provide commercially reasonable protection, including continued monitoring, in order to secure ICE Hardware & Software and information thereon, including, without limitation, Recipient data and Recipient user data and other proprietary information stored on ICE Hardware & Software from unauthorized access by third party.

EXHIBIT C

DATA CENTER SERVICES

ICE shall supply the Data Center Services during the following times at the Data Center:

Service Component	Service Hours
Cabinet Power	24x7x365

Recipient Access - normal	24 hours on Business Days

Recipient Access - emergency	24x7x365

Physical Security	24x7x365

Environment	24x7x365

Fire Protection	24x7x365

Connectivity	24x7x365

Monitoring	24x7x365

Support	24x7x365

Remote Hands - normal	07:00 – 19:00 Mon – Fri

Remote Hands - emergency	24x7x365

EXHIBIT D

FEES